Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

OMEGA PROTEIN CORPORATION

The undersigned, being the Chief Legal Officer of Omega Protein Corporation (the “Corporation”), hereby declares and certifies as required by Sections 78.385 and 78.390 of the Nevada Revised Statutes that the following facts are true:

ONE: The date of filing of the original Articles of Incorporation of the Corporation with the Secretary of State of the State of Nevada was January 23, 1998 (the “Original Articles”).

TWO: The undersigned is the duly elected and acting Chief Legal Officer of the Corporation.

THREE: The vote required for the amendment and restatement of the Original Articles is 66-2/3% of the voting power of the Common Stock.

FOUR: On December 19, 2017, the sole shareholder of the Corporation’s Common Stock, by written consent, approved the amendment and restatement of the Original Articles as set forth above.

FIVE: The Original Articles are hereby amended and restated in their entirety to read as follows:

ARTICLE I
NAME

The name of the corporation is: Omega Protein Corporation.

ARTICLE II
REGISTERED AGENT

The name and address of the Corporation’s registered agent is Kolesar & Leatham, 400 S. Rampart Blvd., Suite 400, Las Vegas, Nevada. The Corporation may, from time to time, in the manner provided by law, change the registered agent and the registered office within the State of Nevada. The Corporation may also maintain an office or offices for the conduct of its business, either within or without the State of Nevada.

ARTICLE III
STOCK

The total number of shares of stock this Corporation is authorized to issue shall be ten thousand (10,000) shares of Common Stock, par value of one cent ($0.01) per share. The holder of each share of Common Stock shall have one (1) vote per share on all matters placed before the stockholders.

ARTICLE IV

BOARD OF DIRECTORS

The names and addresses of the Board of Directors are as follows:

Ross Butler

Glenn Bruce Cooke

Bret Scholtes

ARTICLE V
PURPOSE

The Corporation is organized for the purpose of engaging in any lawful activity, within or without the State of Nevada.

ARTICLE VI
STATUTES NOT APPLICABLE

The provisions of Nevada Revised Statutes 78.411 through 78.444, inclusive, regarding combinations with interested stockholders, shall not be applicable to this Corporation.

ARTICLE VII
INDEMNITY

Section 7.01.     Right to Indemnity. Subject to any restrictions set forth in the bylaws of this Corporation, every person who was or is a party, or is threatened to be made party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability and loss (including attorney’s fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of shareholders, provision of law, or otherwise, as well as their rights under this Article.

Section 7.02.     Expenses Advanced. Subject to any restrictions set forth in the bylaws of this Corporation, expenses of directors and officers incurred in defending a civil or criminal action, suit or proceeding by reason of any act or omission of such director or officer acting as a director or officer shall be paid by the Corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of any undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Corporation.

Section 7.03.     Bylaws: Insurance. Without limiting the application of the foregoing, the Board of Directors may adopt bylaws from time to time with respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, to limit the right of indemnification, and may cause the Corporation to purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director or officer of the Corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, to the fullest extent permitted by the laws of the State of Nevada, whether or not the Corporation would have the power to indemnify such person.

The indemnification and advancement of expenses provided in this Article shall continue for a person who has ceased to be a director, officer, employee or agent, and inures to the benefit of the heirs, executors and administrators of such a person.

ARTICLE VIII
AMENDMENT OF CERTAIN ARTICLES AND BYLAWS

Notwithstanding any other provision of these Articles, an amendment thereto, or the Bylaws of this Corporation in effect from time to time, the affirmative vote of a majority of the holders of the voting power of the Common Stock shall be required to amend, alter, change or repeal these Articles of Incorporation and amend, alter, change or repeal any Bylaw relating to the following -subject matters: stockholder action without a meeting; the calling of special stockholder meetings; notices of stockholder meetings; the number election and term of the Company’s directors; the filling of vacancies in the Board of Directors; and the removal of directors. Neither the Directors nor the Stockholders shall promulgate Bylaws inconsistent with these Articles of Incorporation and any and all such inconsistent Bylaws shall be null and void.

Executed this 19th day of December, 2017.

/s/ Peter Andrew Buck

Name: Peter Andrew Buck

Title: Secretary